UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On October 12, 2022, Inotiv, Inc. (the “Company”) borrowed the full amount of its existing $35.0 million delayed draw term loan facility (the “DDTL”) under the Credit Agreement, dated November 5, 2021, as amended January 27, 2022, among the Company, certain subsidiaries of the Company (the “Subsidiary Guarantors”), the lenders party thereto, and Jefferies Finance LLC, as administrative agent (as amended, the “Credit Agreement”). Amounts outstanding under the DDTL will accrue interest at an annual rate equal to the LIBOR rate plus a margin of between 6.00% and 6.50%, depending on the Company’s then current Secured Leverage Ratio (as defined in the Credit Agreement). The initial adjusted LIBOR rate of interest is the LIBOR rate of 3.50% plus 6.25% for a total rate of 9.75%.

The DDTL requires annual principal payments in an amount equal to 1.0% of the original principal amount. The Company shall also repay the DDTL and its other term loans on an annual basis in an amount equal to a percentage of its Excess Cash Flow (as defined in the Credit Agreement), which percentage will be determined by its then current Secured Leverage Ratio. Voluntary prepayments of the DDTL will be subject to a 2% prepayment premium if made on or prior to November 5, 2022 and a 1% prepayment premium if made on or prior to November 5, 2023. Voluntary prepayments made after November 5, 2023 are not subject to a prepayment premium.

Under the Credit Agreement, the Company is required to maintain an initial Secured Leverage Ratio of not more than 4.25 to 1.00. The maximum permitted Secured Leverage Ratio shall reduce to 3.75 to 1.00 beginning with the Company’s fiscal quarter ending September 30, 2023 and to 3.00 to 1.00 beginning with the Company’s fiscal quarter ending March 31, 2025. The Company is required to maintain a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement), which ratio shall be 1.00 to 1.00 during the first year of the Credit Agreement and shall be 1.10 to 1.00 from and after the Credit Agreement’s first anniversary. The Credit Agreement includes certain cure rights in the event the Company fails to comply with these financial covenants for any fiscal quarter.

The DDTL is secured by all assets (other than certain excluded assets) of the Company and each of the Subsidiary Guarantors. Repayment of the DDTL is guaranteed by each of the Subsidiary Guarantors.

The Credit Agreement includes certain customary events of default, including, among other things, failure to pay principal, interest or other amounts owed under the Credit Agreement when due, inaccuracy of representations and warranties, failure to comply with the covenants in the Credit Agreement (including the financial covenants described above), defaults under certain other indebtedness, the entry of certain orders for the payment of money that remain undischarged or unstayed for 90 days, certain ERISA Events (as defined in the Credit Agreement), certain insolvency events and the occurrence of a Change in Control (as defined in the Credit Agreement).

The DDTL will mature on November 5, 2026.

The foregoing description of the DDTL and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment to Credit Agreement, which includes the text of the Credit Agreement, as amended, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2022 and incorporated by reference herein as Exhibit 10.1.

Item 9.01.          Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated January 27, 2022 (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed on January 31, 2022).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INOTIV, INC.

Date: October 18, 2022	By:	/s/ Beth A. Taylor
Chief Financial Officer,
Senior Vice President—Finance